Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of Scudder Fund, Inc., of our report dated February 19, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Scudder Government Money Market Series (formerly Managed Government Securities Fund), Scudder Money Market Series (formerly Managed Cash Fund) and Scudder Tax Free Money Market Series (formerly Managed Tax-Free Fund), constituting Scudder Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.

/s/Price Waterhouse LLP
Price Waterhouse LLP
New York, New York

May 6, 1997